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EXHIBIT 10.14

                          CONSULTING SERVICES AGREEMENT

       THIS AGREEMENT is entered into as of September 14, 2001, by and between Wave Systems Corp., a Delaware corporation having its principal place of business at 480 Pleasant Street, Suite A-200, Lee, MA 01238, ("Wave"), and Archon Technologies, Inc., a Colorado corporation having its principal place of business at 7701 South Eudora Court, Littleton, Colorado 80122 ("Archon").

       Whereas, Wave is contemplating the purchase of certain assets of SignOnline, Inc., a Delaware corporation, ("SignOnline");

       Whereas, certain of such assets include the software which was created and developed for SignOnline by Archon pursuant to a certain consulting agreement by and between SignOnline and Archon dated July 25, 2000 (the "SignOnline Agreement");

       Whereas, upon the consummation of a purchase by Wave of the above described the assets of SignOnline, Wave and Archon desire to effectuate this Agreement whereby Archon will provide the consulting services, license and other obligations set forth herein:

       1.     SERVICES BY CONTRACTOR

       1.1 SERVICES PROVIDED. Archon, upon request by Wave, shall provide Wave with technical consulting and software development services (hereinafter referred to as "Services") by Personnel of Archon pursuant to the terms and conditions of this Agreement and, when applicable, one or more Statement of Work documents, as defined below. Archon shall perform the Services in accordance with generally accepted professional standards, as well as standards designated by Wave and outlined in any Statement of Work.

       1.2 COMPENSATION. Wave shall pay Archon for Archon's time in rendering the Services at the rates set forth on Schedule A attached hereto or such other rates as may be agreed to by the parties in any Statement of Work. Such hourly rate shall be billed for meetings, phone conferences and all matters directly connected with Archon's performing the Services, except the billing therefor. Should the parties agree to accelerate the delivery of Services, the parties may agree upon a modified rate reflecting any increase in Archon's efforts or difficulties in meeting such accelerated delivery. Archon will submit invoices to Wave monthly for services previously rendered and travel related expenses previously incurred under the terms of each Statement of Work. Wave agrees to pay all invoices received from Archon within thirty (30) days of receiving each invoice. Unpaid invoices shall bear interest at the rate of 1.5% per month, or the maximum allowed by law, whichever is less. Wave agrees to reimburse Archon for reasonable travel and related expenses, or in accordance with policies and procedures if specified in the Statement of Work. Archon agrees to follow Wave's company guidelines for travel and related expenses, which shall be communicated to Archon, and it is the responsibility of Archon to notify Wave in writing in advance of any expense that is outside of such guidelines.

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       1.3    DELIVERY SCHEDULE. Archon shall commence the Services on the date hereof and as otherwise designated in an applicable Statement of Work. In connection with its Services, Archon shall exercise reasonable efforts to meet schedules incorporated into any applicable Statement of Work, conditioned upon Wave's cooperation with Archon's efforts. Such cooperation includes, but is not limited to: providing Archon with all information necessary to perform the Services; access to Wave's premises; access to reasonable support facilities, including phone, fax and other communication services, while Archon is performing the Services at Wave's premises; nonconflicting and consistent direction by Wave as to the form of the Services; and such other cooperation by Wave as is necessary to enable Archon to accomplish the Services. Archon agrees that it and its Personnel (defined below) will not engage in any inappropriate and/or illegal conduct while on Wave premises, including but not limited to: (i) being under the influence of, or affected by, or manufacturing, using or distributing alcohol, illegal drugs or controlled substances, except for approved, legal, valid, medical purposes; (ii) the possession of any kind of weapon and/or (iii) harassment (whether or not sexual), threats or violent behavior.

       1.4 PERSONNEL OF CONTRACTOR. For the purpose of this Agreement, "Personnel" shall mean employees of Archon and any agent of Archon providing Services for or on behalf of Wave through Archon.

       1.5 STATEMENTS OF WORK. In addition to general technical consulting and support services, Archon shall be engaged in developing software and other deliverables (as more fully defined in Section 2.1 below, "Work Product") for Wave. Each project in which Work Product may be delivered to Wave will be undertaken pursuant to a "Statement of Work" document that will specify the scope of each task and, if applicable, the time lines relating to such tasks. If different from the rates stated herein, the daily rates and any financial agreements relating to such project will be governed by a specific Statement of Work specifying the work to be contracted, the time requirements and any and all financial commitments related to the work quoted, and signed by Wave and Archon. If any provision of a Statement of Work conflicts with any provision of this Agreement, the provisions of the Statement of Work shall take precedence, so long as it has been signed by both parties. Unless otherwise agreed to by the parties in any Statement of Work, Wave shall pay to Archon upon the execution of any such Statement of Work, as an advance of fees for Services performed pursuant to such Statement of Work, an amount equal to 20% of the estimated total cost of the services to be performed thereunder (a "Prepayment"), such estimate to be mutually agreed to between the parties. Each Prepayment shall be a credit against the charges to be incurred under the corresponding Statement of Work and the amount due pursuant to each invoice issued by Archon to Wave thereunder shall be credited by 20% until such Prepayment is exhausted. Any portion of a Prepayment which is not at the conclusion of any Statement of Work exhausted pursuant to the immediate preceding sentence shall, upon request by Wave, be repaid by Archon to Wave.

       1.6 QUALIFICATION OF PERSONNEL. Archon shall select Personnel to perform Services for Wave who are fully qualified to perform the requested Services, and upon request by Wave shall submit their names and qualifications to Wave in advance of performing any Services. Wave reserves the right to require Archon to replace any person providing Services if, in Wave's sole opinion, such person does not perform satisfactorily, does not comply with Wave's policies and procedures or for other good cause. Archon shall not employ the services of any subcontractor to assist in any portion of the Services unless

CONSULTING SERVICES AGREEMENT                                             Page 2

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such subcontracting arrangement is pursuant to a written agreement, which agreement shall be subject to prior written approval by Wave.

       1.7    STATUS.

              (a) Archon is an independent contractor, and this Agreement shall not be construed as creating an employment, partnership or agency relationship between the parties hereto nor will either party have the right, power, or authority to create any obligation or duty, express or implied, on behalf of the other.

              (b) Archon shall be responsible for all contract and other obligations it may have with its independent contractors or agents, for the payment of all wages and salaries payable to its employees, and the cost of providing employees with any fringe benefits to which they are entitled by reason of being employed by Archon. Archon shall be solely responsible for the payment of all income, payroll and other taxes relating to Archon's engagement hereunder. If Wave is determined to be liable for collection and/or remittance of any such taxes, Archon shall immediately reimburse Wave for all such payments made by Wave. Archon, at its expense, shall obtain workers' compensation insurance, and any other employment-related insurance required by applicable law, relating to its employees or independent contractors providing services hereunder in amounts required by applicable law. All such insurance must be with reputable insurance companies, and, if practicable, Wave shall be named as an additional insured under such policies of insurance. Archon shall provide an insurance certificate to Wave evidencing the foregoing upon request by Wave.

       1.8 RECRUITMENT OF STAFF. During the term of this Agreement and for twenty-four (24) months after this Agreement ends, regardless of the reason it ends, neither party shall solicit, directly or indirectly, any employee to leave his or her employment with the other party. Neither party shall, with respect to any employee of the other party, (I) disclose to any third party the name, background or qualifications of such employee or otherwise identify such employee as potential candidates for employment; or (II) personally or through any other person approach, recruit or otherwise solicit such employee to work for any other employer.

       2.     PROPRIETARY RIGHTS

       2.1 PROPRIETARY RIGHTS - WAVE OWNERSHIP. Archon agrees that all software programs, inventions, improvements, developments and discoveries made, developed, conceived, discovered or reduced to practice by Archon, solely or in collaboration with others ("Work Product"), during the period of this Agreement or within 12 months thereafter which (i) relate in any manner to the business of Wave or the actual or demonstrably anticipated research or development of Wave that Archon may undertake, investigate or experiment with during the course of Archon's services hereunder, (ii) Archon may become associated with in the course of Archon's work, investigation or experimentation in performing its services hereunder, (iii) are developed by Archon using any Confidential Information or supplies or facilities of Wave, or (iv) are developed by Archon at Wave's expense, are the sole property of Wave. To the maximum extent permitted by law all Work Product shall be considered work for hire (as defined in 17 USC Section 101) belonging to Wave. Without diminishing Wave's rights under the preceding sentence,

CONSULTING SERVICES AGREEMENT                                             Page 3

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Archon further agrees to assign and does hereby fully assign all such Work
Product to Wave, including all copyrights, trademarks, trade secrets, patents, patent and trademark applications and other intellectual property rights of any kind in such Work Product. To the extent that any such Work Product is not work product owned by Wave and cannot be assigned to Wave, Archon hereby grants to Wave an exclusive, perpetual, transferable royalty free license to (a) make, market, sell or sublicense, execute, reproduce, display, copy, distribute (internally or externally) copies of, prepare derivative works based upon and to otherwise exploit in any way such Work Product and (b) to authorize others to do any, some or all of the foregoing. Wave agrees that any Background Technology (as defined in Section 2.3 below) shall not be considered Work Product. Archon hereby irrevocably transfers and assigns to Wave any and all "Moral Rights" (as defined below) that Archon may have in or with respect to any Work Product. Archon also hereby forever waives and agrees never to assert any and all Moral Rights Archon may have in or with respect to any Invention, even after termination of Archon's work on behalf of Wave. "Moral Rights" means any right to claim authorship of any Work Product or to prohibit the use of Archon's name as the author, to object to any distortion, mutilation or other modification of any Work Product, or to object to any other derogatory action in relation to any Work Product, and any similar right, existing under judicial or statutory law of any country, or under any treaty, regardless of whether or not such right is defined as or generally referred to as a "moral right."

       2.2 CODE. Archon agrees that all software developed under this Agreement shall be delivered to Wave as both source code and object code. The source code shall be delivered to Wave within 10 days after final delivery of the object code to Wave. Thereafter, the source code version of all updates, enhancements and modifications of the software created by Archon on behalf of Wave, as well as associated documentation, shall be delivered by Archon to Wave as requested by Wave.

       2.3    BACKGROUND TECHNOLOGY.

              (a) Wave acknowledges that Archon owns or holds a license to use and sublicense various preexisting development tools, routines, subroutines and other materials that Archon may include in the Work Product developed under this Agreement. This material shall be referred to hereafter as "Background Technology"; provided, however, that no such material shall be considered Background Technology unless it is set forth on Schedule B hereto, or such amendment to Schedule B to which the parties may later agree. Both parties acknowledge that as of the date of this Agreement, it is not possible for Archon to anticipate and list all Background Technology that may be included in Work Product when finally completed. At the time any completed Work Product is delivered to Wave, Archon shall update Schedule B so that it may reflect the Background Technology that the Work Product contains. A copy of the updated Schedule B shall be provided to Wave and, after approval by Wave, made a part of this Agreement.

              (b) Subject to the remainder of this Section 2.3(b), Wave agrees that Archon shall retain any and all rights Archon may have in the Background Technology. Archon grants Wave an irrevocable, perpetual, unrestricted, royalty-free, nonexclusive worldwide license to (a) make, market, sell or sublicense, execute, reproduce, display, copy, distribute (internally or externally) copies of, prepare derivative works based upon and to otherwise exploit in any way all Background Technology, but in all cases only as part of, accompanied by or in connection with the exploitation of part or all of the Work

CONSULTING SERVICES AGREEMENT                                             Page 4

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Product or any modification thereto, and (b) to authorize others to do any, some or all of the foregoing.

       2.4 PROPRIETARY RIGHTS - ARCHON'S COOPERATION. Archon agrees that Archon will assist Wave, at Wave's expense, in every appropriate way with respect to Wave's proprietary rights in the Work Product, in all countries, including without limitation: (I) the disclosure to Wave of all pertinent information and data with respect to Work Product, (II) the execution of all applications, specifications, oaths, assignments and all other instruments which Wave shall deem necessary and/or useful in order to apply for and obtain copyrights, patents, trademarks and other protection, and in order to assign and convey to Wave, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Work Product, and (III) consultation, assistance and being available for testimony in any action or proceeding to enforce such rights. Archon further agrees that its obligations under this paragraph shall continue after the termination of this Agreement with respect to any and all Work Product to be assigned to and/or owned by Wave under the provisions of this Agreement.

       2.5. THIRD PARTY MATERIALS. Archon understands it is Wave's policy not to improperly obtain or use confidential, proprietary or trade secret information that belongs to third parties, including others who have engaged Archon or who have entrusted confidential information to Archon. Archon will not use for Wave's benefit or disclose to Wave confidential, proprietary or trade secret information that belongs to others, unless Archon advises Wave that the information belongs to a third party and both Wave and the owners of the information consent to the disclosure and use.

       2.6 REPRESENTATIONS OF ARCHON. Archon represents and warrants that (i) Archon has the full power and authority to enter into and to fulfill the terms of this Agreement and to grant the rights and deliver the services and products described herein free and clear of any liens and encumbrances; (ii) Archon has not entered and will not enter into any agreements or activities that will or might interfere or conflict with the terms hereof; (iii) all Work Product is and will be wholly original with Archon and not copied in whole or in part from any other work except materials in the public domain or supplied to Archon by Wave,
(iv) the Background Technology is and will be wholly original with Archon and not copied in whole or in part from any other work except materials in the public domain or as to which Archon has full and complete rights to use and re-license or sublicense as set forth herein without present or future infringement upon the property rights of any third party; and (v) neither any Work Product nor the Background Technology nor the use of either infringes upon or violates any right of privacy or publicity of, or constitutes a libel, slander or any unfair competition against, or infringes upon or violates the patent, copyright, trademark, trade secret or other intellectual property rights of any person or entity.

       2.7 REPRESENTATIONS OF WAVE. Wave represents and warrants that (i) Wave has full power and authority to enter into and to fulfill the terms of this Agreement; and (ii) Wave has not entered and will not enter into any agreements or activities that will or might interfere or conflict with the terms hereof.

       2.8 CONTINUING OBLIGATIONS. The parties' respective obligations under this Section 2 shall survive termination of this Agreement.

CONSULTING SERVICES AGREEMENT                                             Page 5

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3.     CONFIDENTIAL INFORMATION

       3.1 DEFINITION. The parties may disclose to one another certain confidential or proprietary information including information relating to respective past, current or future finances, strategies, business plans, operations, systems, technologies, products and services, (its "Confidential Information") for mutually beneficial purposes. Disclosure of Confidential Information may be in any audible, visible or any other tangible or intangible form or medium, including written, printed, optical, magnetic or electronic. Confidential Information does not include any information (i) which the party receiving the Confidential Information (the "Receiving Party") already had in its possession without confidential limitation at the time of disclosure by the party disclosing the Confidential Information (the "Disclosing Party"), (ii) which is independently developed by the Receiving Party, (iii) known or that becomes known to the general public without breach of this Agreement by the Receiving Party, (iv) that is received rightfully and without confidential limitation by the Receiving Party from a third party, and (v) which is lawfully required to be disclosed, provided, that if possible the Receiving Party must give written notice to the Disclosing Party before making such disclosure.

       3.2 DUTY OF CONFIDENTIALITY. The Receiving Party shall maintain the confidentiality of the Disclosing Party's Confidential Information and not disclose such Confidential Information to any third party other than those of its officers, employees and agents who have a reasonable need to know such information for the purposes authorized by the Disclosing Party and who agree to be bound by the terms of this Nondisclosure Agreement to the same extent as the Receiving Party. The Receiving Party shall take precautions which are reasonable, necessary and appropriate to guard the confidentiality of the Disclosing Party's Confidential Information and shall treat such Confidential Information with at least the same degree of care which it applies to its own confidential and proprietary information.

       3.3 OWNERSHIP. All Confidential Information is and shall at all times remain the property of the Disclosing Party. No use of such Confidential Information is permitted except as authorized by the Disclosing Party and no grant under any of the Disclosing Party's intellectual property rights is hereby given or intended including any license, implied or otherwise. It is understood that all Work Product is Confidential Information of Wave and it is understood that all Background Technology (which is marked confidential) is Confidential Information of Archon; provided, however, that the qualification of Background Technology as Confidential Information shall not limit or in any way affect the license granted to Wave with respect to the Background Technology in Section 2.3(b) hereof so long as the disclosure thereof by Wave to any third party is pursuant to a confidentiality agreement substantially no less effective than that the used by Wave to protect its own information of similar importance..

       3.4 AGENTS. Should Archon use a nonemployee agent for performance of any Services under this Agreement, Archon shall require such agent to execute a confidentiality and nondisclosure agreement in a form acceptable to Wave.

4.     ACCEPTANCE OF WORK PRODUCT

       Upon completion of any Work Product deliverable to Wave, the parties shall collaborate in promptly testing such Work Product. Any Work Product delivered by Archon shall be deemed to have

CONSULTING SERVICES AGREEMENT                                             Page 6

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been accepted by Wave only upon Wave's written notice to Archon of its acceptance of such Work Product. Any such acceptance of any Work Product shall not be deemed to be a waiver of any warranties (express or implied) in favor of Wave.

5.     WARRANTY OF SOFTWARE PERFORMANCE

       5.1 WARRANTY OF SOFTWARE DEVELOPMENT SERVICES. Recognizing the complexity, risk and unpredictability associated with any software development effort. Archon warrants that the at-will services provided through this contract focused upon software development are of the highest professional standards appropriate and reasonable for the scope and schedule of the work. In addition, Archon warrants that methods have been employed and measures have been taken to minimize the risk of material software defects that could impact the operational integrity of the software Work Products developed under this contract. If any material errors or nonconformities to specification are discovered in the software Work Products or underlying Background Technology within one (1) year of acceptance, Archon will promptly analyze the cause of the errors and remedy these errors and nonconformities identified in writing by Wave. Compensation for this remediation will be at rates comparable to the rates originally charged in the Schedule A or the Statement of Work that produced the Work Products.

       5.2 WARRANTY AGAINST DISABLEMENT. Archon expressly warrants that no portion of the Work Product or Background Technology contains or will contain any protection feature designed to prevent its use. This includes, without limitation, any computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, delete, damage or disable the Work Product or Wave's or any third party's computer system. Archon further warrants that it will not impair the operation of any Work Product in any way other than by order of a court of law.

       5.3 WARRANTY OF COMPATIBILITY. Archon warrants that all Work Product shall be compatible with the Wave's hardware and software as set forth in the Specifications.

       THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE THE ONLY WARRANTIES GRANTED BY ARCHON. ARCHON DISCLAIMS ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.     INDEMNIFICATION

       Each party shall indemnify and hold harmless the other party and its officers, directors, employees, agents and representatives from and against claims, losses, liabilities, damages, obligations, costs (including without limitation reasonable attorneys' fees) and expenses which arise from or are incident to the Services, including without limitation (i) any breach of any of the terms and conditions of this Agreement, (ii) claims of infringement of intellectual property rights, (iii) labor and employment related claims such as, but not limited to, social security obligations, unemployment insurance, worker's compensation, and state and federal tax withholding obligations, and
(iv) injury or death to persons and damage to property; provided that this section shall not apply to claims caused solely by a party's gross

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negligence, bad faith or willful misconduct; and provided further that (a) the indemnifying party gives the indemnified party notice in writing promptly after being made aware of the claim or suit giving rise to such infringement action (except that the failure to give such notice shall not disqualify a party from indemnity hereunder and then only to the extent that such failure results in a material prejudice to the defense of the action), (b) the indemnifying party has sole control of the defense of such action and all related settlement negotiations, subject to its reasonable diligence in the defense and/or settlement thereof, and (c) the indemnified party provides the indemnifying party with all reasonable assistance, information and authority necessary to carry forth such defense and settlement negotiations. The indemnifying party will reimburse the indemnified party's reasonable expenses incurred at the indemnifying party request in providing such assistance.

7.     LIMITATION OF LIABILITY

       Regardless of whether any remedy set forth herein fails of its essential purpose:

       7.1 DISCLAIMER OF CERTAIN DAMAGES. Neither party to this Agreement shall be liable to the other party for incidental, punitive or consequential damages, loss of data, replacement of goods, loss of use of data or software or equipment, or the loss of anticipated revenue or profits; provided, that such limitation shall not apply to a breach by either party of Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 3 and 5.2 above.

       7.2 LIMITATION OF LIABILITY. The aggregate liability of each party hereto for any damages hereunder shall not exceed amounts paid by Wave to Archon as fees under this Agreement; provided, that such limitation shall not apply a breach by either party of Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 3 and 6 above.

       The foregoing limitations of liability shall not apply in the event that the actions or inaction of a party result in the unauthorized disclosures, distribution or use of Confidential Information.

8.     GENERAL PROVISIONS

       8.1    TERMINATION AND SURVIVAL.

       (a)    Unless otherwise agreed in writing, this Agreement is terminable
(i) at will by Wave upon sixty (60) days written notice, (ii) by either party upon 10 days written notice following breach of the terms hereof by the other party and failure to cure the same, (iii) immediately in the event of the either party's insolvency or dissolution; or (iv) immediately in the event that either party willfully refuses to comply with or implement reasonable policies and work direction established by the other party. In absence of any termination action specified above, the term of each Statement of Work will control the duration of the engagement thereunder. Upon any termination or at the completion of a Statement of Work, Archon shall promptly return to Wave all embodiments of the Confidential Information. In the case of accelerated termination, Archon shall also deliver Wave any Work Product in progress, upon payment by Wave for all bills that are at such time outstanding and undisputed by the parties. The rights and obligations of each party (including without limitation representations, warranties and covenants)

CONSULTING SERVICES AGREEMENT                                             Page 8

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under this Agreement shall be deemed to have commenced upon the commencement of the discussions between Archon and Wave which led to the engagement by Wave of Archon (and the consideration for the application of this Agreement shall be the continuation of the engagement after the date hereof) and shall survive acceptance and payment by Wave and/or termination of this Agreement for an indefinite period. Time is of the essence in this Agreement.

       (b)    The provisions of Sections 1.8, 2, 3, 5, 6, 7, 8.1(b), 8.3 and 8.9

       8.2 ASSIGNMENT. Neither party may assign this Agreement or its rights hereunder, or delegate its obligations hereunder, in whole or in part, without the written consent of the other party, which consent shall not be unreasonably withheld.

       8.3 DISPUTE RESOLUTION. In the event of a breach or threatened breach of the terms of this Agreement by either party hereto, the other party shall be entitled to seek an injunction in addition to and not in lieu of any other legal or equitable relief, including money damages. The parties acknowledge that Confidential Information may be valuable and unique and that disclosure may result in irreparable injury to the Disclosing Party. Archon hereby waives any right to rescind or terminate Wave's rights hereunder with respect to any Work Product. In the event any suit or other action is commenced to construe or enforce any provision of this Agreement, the prevailing party, in addition to all other amounts such party shall be entitled to receive from the other party, shall be paid by the other party a reasonable sum for attorneys' fees and costs.

       8.4 ENTIRE AGREEMENT. This Agreement, together with any schedules or exhibits hereto or any Statements of Work, contains the entire agreement between the parties relating to the subject matter hereof, and supersedes all prior or contemporaneous discussions, representations or agreements except for the SignOnline Agreement or any amendment thereto.

       8.5 AMENDMENT. The terms, provisions and conditions of this Agreement may be modified, altered, amended, changed or supplemented only by a writing signed by Archon and Wave, which may be embodied in a Statement of Work signed by the parties.

       8.6 NO AGENCY. This Agreement does not constitute either party as the agent, employee or representative of the other for any purpose whatsoever. Neither party is granted any express or implied right or authority by the other party to assume or create any obligation or responsibility on behalf of or in the name of the other party, or to bind the other party in any manner or thing whatsoever.

       8.7 SEVERABILITY. If any section, condition, covenant or provision of this Agreement is held to be invalid or unenforceable, either in itself or as to any particular party, the remainder of the Agreement will continue in force unless it would be inequitable and inconsistent with the purpose of the Agreement to continue to do so.

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       8.8    NO WAIVER. The failure of either party at any time to require performance by the other party of any provision will not affect in any way the full right to require such performance at any time thereafter.

       8.9 GOVERNING LAW; VENUE. This Agreement will be subject to and construed in accordance with the laws of the Commonwealth of Massachusetts, the state in which this Agreement is being executed, excluding its choice of law rules. All parties hereby irrevocably consent to the jurisdiction of any federal or state court sitting in Boston, Massachusetts, waive any objection to the jurisdiction or convenience thereof, waive any right to jury trial, and agree that service of process may be effected by registered mail to the address specified herein or any subsequent Statement of Work.

       8.10 COMPLIANCE WITH LAWS. Both parties agree to comply with all applicable laws and regulations in performing their duties hereunder. Both parties understand that Work Product may be restricted by the government of the United States from export to certain countries and each party agrees that it will not distribute or reexport directly or indirectly, Work Product, or the direct product thereof, in any way which will violate any of the export control laws or regulations of the United States, or to any prohibited country under such laws and regulations.

       8.11 NOTICES. Notices to either party shall be in writing, in the English language, and shall be deemed delivered upon receipt when delivered in person or upon confirmed receipt of electronic mail or facsimile, or three (3) days after being dispatched by an internationally recognized express courier service, and delivered to the addresses set forth at the beginning of this Agreement. A party may change its address for purposes of receiving notices by giving notice of the change to the other party.

       8.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same document.

       8.13 SIGNONLINE ACQUISITION. This Agreement will be effective and binding upon the parties upon the consummation of the acquisition by Wave from SignOnline of the software which is the subject of the SignOnline Agreement.

                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

CONSULTING SERVICES AGREEMENT                                            Page 10

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       EXECUTED as of the day and year first above written.

ARCHON TECHNOLOGIES, INC.                 WAVE SYSTEMS CORP., INC.

By:                                       By:
     ---------------------------------       ---------------------------------
     Name:                                Steven Sprague, President
     Title:

Date:                                     Date:
       --------------------------------         ------------------------------

                [SIGNATURE PAGE TO CONSULTING SERVICES AGREEMENT]

CONSULTING SERVICES AGREEMENT                                            Page 11

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                                   SCHEDULE A

                                                                FEES
                                                                ----
                                                                First             Second
             Position                        Rate             Reduction*        Reduction**
             --------                        ----             ----------        -----------
Engagement Manager                            $225                $214             $203
Project Manager                               $190                $181             $171
Web Architect                                 $175                $166             $158
Senior Web Developer                          $145                $138             $131
Web Developer                                 $110                $105             $ 99
Information Architect                         $180                $171             $162
Database Administrator                        $160                $152             $144
Lead Analyst                                  $150                $143             $135
Senior Business Analyst                       $125                $119             $113
Business Analyst                              $100                $ 95             $ 90
QA Manager                                    $120                $114             $108
QA Analyst                                    $ 90                $ 86             $ 81

** The first rate reduction shall be after $150,000 of billable work under the Agreement.

** The second rate reduction shall take effect after $300,000 of billable work under the Agreement.

CONSULTING SERVICES AGREEMENT                                            Page 12

                                   SCHEDULE B

                              BACKGROUND TECHNOLOGY

       COMPONENTS

Generic Database Component
- Provides communication to database for insert, updates, deletes and reads. Also provided/supports transaction to SQL Server.

Generic Logging Component
- Error, Web, Database, Audit with ability to send to the Event Log, Queue, or Database

Generic File Upload Component
- Allows for uploading any file to the web server.

Membership Directory(LDAP) Component
- Ability to build tree menus and page items from the LDAP, query the LDAP, export and import nodes from an LDAP server.

User Mgmt Component
 - allows for password changing in either NT/2000 or LDAP also provides ability to add users, delete users, and check group membership of a user.

Message Queue Component
- Provides generic Microsoft Message Queue function like sending, peeking, getting, listing of queue messages.

Generic File Component
- Provides the ability to stream back a file from the disk.

WebUtil Component
- Primary function is providing TableFromRS where a html table is generated from a RecordSet (which can be data from any source) and provides display, sorting, filtering and paging.

RegUtil Component
- Provides generic function for reading and writing to the Windows 9x, NT and 2000 Registry.

CryptUtil Component
- Provides very generic and simple encryption capabilities.

ZipUtil Component
- Zipping and Unzipping component

CONSULTING SERVICES AGREEMENT                                            Page 13

Distribution Util
- Provides Mail and FTP distribution of files

       SERVICES
File Listener Services
- NT/2000 services that listens for files arriving in a particular directory at a given interval and calls any component defined to it for processing of that file.

       ASP PAGES AND SCRIPTS
Webshell
- Provides the generic three frame shell for applications with a top header with menu items, a left application feature navigation frame and a center contents frame.

WebXMLHelp
- Using XML, provides context sensitive help within a web application. XML file is created with the Archon-Tech WebHelp application that creates the XML file for the web, and a set of ASP pages provide the context sensitive and help listing on the web.

JavaScript UI Validation Script
- Provides a set of reusable function for HTML form field validation.

Calendar
Generic calendar ASP pages that provide the date picker.

ASP Feedback Mechanism
- Generic feedback mechanism pages for the web.

LDAP Authentication Pages
- Provides web based forms authentication and validation to the LDAP.

CONSULTING SERVICES AGREEMENT                                            Page 14